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                                                                   EXHIBIT 10.29

               SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT (U.S.)

      THIS AGREEMENT, made effective as of the 27th day of January, 1998 , hereafter "Effective Date") by and between Quinton instrument Company, a corporation incorporated under the laws of the State of Washington of the United States of America, having its principal offices at 3303 Monte Villa Parkway, Bothell, Washington 98021, and any divisions or subsidiaries thereof thereinafter referred to as "Quinton"), and Zymed Incorporated, a corporation incorporated under the laws of the State of California of the United States of America and having a principal place of business at 20 North Aviador Street, Camarillo, California 93010-8348 (hereinafter "Zymed"), whereby Quinton and Zymed agree as follows:

                                   WITNESSETH

      WHEREAS, Zymed is engaged in the development, manufacture, marketing and sale of ambulatory electrocardiogram monitoring systems and related products and has developed a software package for performing beat detection and classification of ECGs as well as an arrhythmia analysis software package;

      WHEREAS, Quinton is engaged in the development, manufacture, marketing and sale of medical devices and instrumentation, including the type of products manufactured by Zymed and is currently developing and intends to market instrumentation which is capable of utilizing the software packages developed by Zymed; and

      WHEREAS, Zymed is the owner of the software package for performing beat detection and classification of ECGs as well as an arrhythmia analysis software package and Zymed has all of the right, title and interest necessary for the transfer of the rights as set forth herein and desires to non-exclusively license the software packages to Quinton on the terms and conditions contained herein.

      NOW, THEREFORE, the parties further agree as follows:


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SECTION 1: DEFINITIONS

      As used in this Agreement, the following terms, singularly or plurally, shall be deemed to have the following meanings:

      1(A) "Affiliate Companies," singular or plural, shall mean any parent or subsidiary or related company of Quinton or American Home Products Corporation
(AHPC) or any subsidiary or division of any division or subsidiary of AHPC or any parent or subsidiary or related company of Company or any subsidiary or division of any division or subsidiary of Company. As used herein, an Affiliate Company is not a third party.

      1(B) "Arrhythmia Analysis package" shall mean an arrhythmia analysis software package, including the algorithm therefore, and all related documentation as marketed by Zymed.

      1(C) "Beat Detection and Classification package" shall mean an ECG beat detection and classification software package, including the algorithm therefore, and all related documentation as marketed by Zymed.

      1(D) "Confidentiality Period" shall extend for five (5) years beyond the expiration or termination of this Agreement.

      1(E) "End User" shall mean a customer, researcher, clinician or other health care worker that will use the Product which incorporates the Licensed Product therein or any purchasing group, hospital, clinic or physician or similar business entity that may acquire rights to use the Product which incorporates the Licensed Product therein.

      1(F) "Enhancement" shall mean any improvement in the features, function or operation of the Licensed Product including the addition of a single beat editing feature.

      1(G) "Environmental Description" shall mean the required operating systems, third party software packages, memory configurations and the complete hardware and software setup and configurations.


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      1(H)  "Governmental Approval" shall mean the approval of regulatory and/or governmental agencies of the United States or other country, such as the Food and Drug Administration or any successor which has or have the authority to substantially restrict the sale, lease or other transfer of the Products to End Users in the Territory unless the approval from such agency is received.

      1(I) "International License Agreement" shall mean a separate license agreement for the Licensed Product for all countries outside the Territory as defined herein.

      1(J) "Licensed Product" singularly or plurally shall mean the Arrhythmia Analysis package and Beat Detection and Classification package, individually or collectively, and all related documentation or any Enhancements thereof.

      1(K) "Product" shall mean any Quinton cardiology product having the Licensed Product primarily integrated therewith, operational therewith or added thereto for use by an End User and shall not include any sale or transfer of a stand alone Licensed Product for use independently of the Quinton cardiology product except with the express written consent of Zymed.

      1(L) "Object Code" shall mean software in object or other non-humanly understandable format.

      1(M) "Royalty" and "Royalties" shall mean the royalty payments defined in Paragraphs 5(A) and 5(B) hereof.

      1(N) "Source Code" shall mean software in the C + + programming language, in source or other humanly understandable format.

      1(O) "Territory" shall mean the United States including all states, territories and possessions thereof.

      1(P) "Software" shall mean the Licensed Products developed by Zymed in accordance with generally accepted software development practices and which is used to assist the physician in the diagnosis and functional evaluation of coronary artery disease.


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SECTION 2: ZYMED'S OBLIGATIONS

      2(A) Zymed shall provide Quinton, within ninety (90) days of the Effective Date of this Agreement, two complete and current versions of the Beat Detection and Classification package and the Arrhythmia Analysis as set forth in Exhibit A, and further including the Environmental Description therefore and all development, interface, operation and testing requirements and all verification and validation documentation necessary for Quinton's GMP requirements. Zymed shall promptly provide any subsequent updates, Enhancements or modifications thereof to Quinton if Quinton is not in breach of this agreement.

      2(B) Within thirty (30) days of the Effective Date of this Agreement, Zymed shall supply Quinton with the currently existing complete technical information and publications, including user and service manuals, and existing product specifications and marketing literature for the related Zymed products and the Licensed Products which shall be provided to Quinton by Zymed under this Agreement. Any such submission under this paragraph shall be promptly updated in subsequent submissions promptly after such information and publications are updated, enhanced or revised by Zymed.

      2(C) Within sixty (60) days of the Effective Date of this Agreement, Zymed shall place a copy of the Source Code and Object Code as well as all related documentation which is necessary or desirable to assist Quinton in the modification, development and/or maintenance of the Licensed Products into escrow pursuant to the escrow agreement attached hereto as Exhibit "B" and incorporated herein by this reference. The code and materials placed in escrow shall be promptly updated by Zymed whenever any of the materials contained therein are updated or modified by Zymed. The costs of such escrow shall be paid by Zymed and Quinton shall be allowed periodic access to the escrowed materials as reasonably desired by Quinton. Any such access shall be coordinated with reasonable notice to Zymed to provide Zymed with the opportunity to accompany Quinton during the inspection of the escrow materials.

      2(D) Within sixty (60) days of the Effective Date of this Agreement, Zymed shall provide specifications for a complete engineering test system for the Licensed Products, including but not limited to code development and test system (compiler, debugger) and any utilities necessary to create the test system at Quinton. Source code will be provided only for sample interface C + + code, no


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assembly source codes or algorithm C + + codes will be provided unless it is reasonably required to perform reliable testing of the Licensed Product or Product.

      2(E) Zymed shall review and provide comments and assistance at no charge to Quinton concerning Quinton's validation and incorporation of the Licensed Product into the Products and other test results of each version of the Licensed Product and Product prior to the submission of such test results to the U.S. Food and Drug Administration or other agency or regulatory body, as needed, and prior to Quinton's first commercial release of each version of the Product. The rights in such test results shall be owned solely by Quinton, and such evaluations by Zymed shall be completed within thirty (30) days after the receipt by Zymed of such test results from Quinton. The decision to submit the test results to the FDA and/or any other agency for Governmental Approval to market each version of the Product or Licensed Product shall be at the sole discretion of Quinton. Should Zymed disagree with any of the results obtained by Quinton or the methodology used by Quinton, the parties hereto shall meet and attempt in good faith to resolve any such disputes.

      2(F) Zymed shall provide reasonable assistance to Quinton for compliance with Quinton's requirements relating to vendor qualification and to assist Quinton in preparing applications for and obtaining Governmental Approval as needed for each version of the Product or Licensed Product by promptly assisting Quinton to prepare for and respond to the FDA's or other governmental agencies' questions or inquiries during the approval process relating specifically to the development, operation and/or maintenance of the Licensed Product. Such assistance shall include the provision of a copy of any validation and verification documents of Zymed for the current version of the Licensed Product and all supporting documentation therefor, but shall not require the provision of documentation relating to the development, operation and/or maintenance of the Quinton Product. Zymed shall further provide Quinton with a copy of any Zymed 510(k) relating to the Licensed Products for use by Quinton in the satisfaction of Quinton's GMP requirements and obtaining Governmental Approval for the Product and Licensed Product.

SECTION 3: QUINTON OBLIGATIONS

      3(A) As consideration for the research and development and development related services provided by Zymed for the Licensed Product, the further development by Zymed, including any


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engineering development, assistance or support necessary to modify the Licensed
Product for use with the Product and as incentive to perform the work necessary to modify the existing Software to provide the functions and features set forth in Exhibit A Quinton shall pay Zymed within ten (10) days of the Effective Date of this Agreement an advanced Royalty payment ("Advanced Royalty") of thirty-five thousand dollars ($35,000.00). The Advanced Royalty payment shall be an advanced payment for the Royalties payable as set forth in Section 5 hereof.

      3(B) Quinton shall perform at its sole cost and expense all testing of the Products and Licensed Products that Quinton deems necessary for the Governmental Approval and/or commercialization of the Products.

      3(C) Quinton shall use commercially reasonable efforts to obtain such Governmental Approval for the Product in the United States and shall keep Zymed advised of Quinton's progress towards such Governmental Approval by periodic progress reports.

      3(D) In the event Quinton decides to withdraw all versions of the Product from the market during the term of this Agreement, or discontinue development of the Product prior to the release of the Product, Quinton shall promptly notify Zymed of such decision and Zymed may terminate this Agreement in accordance with the provisions of Paragraph 10(B)(i).

SECTION 4: OWNERSHIP AND LICENSE

      4(A) Zymed hereby grants and Quinton accepts a non-exclusive, Royalty-bearing, revocable upon termination, license to incorporate and license the Beat Detection and Classification package as an integral part of a Product for use by a third party or an End User in the Territory.

      4(B) Zymed hereby grants and Quinton accepts a non-exclusive, non-Royalty-bearing, paid-up, irrevocable license to incorporate, modify or otherwise transfer the right to use and license the technical information and publications, including the user and service manuals, and product specifications for the Beat Detection and Classification package to a third party or an End User in the Territory.


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      4(C)  Zymed hereby grants and Quinton accepts a non-exclusive,
Royalty-bearing, revocable upon termination, license to incorporate and license the Arrhythmia Analysis package as an integral part of a Product for use by a third party or an End User in the Territory.

      4(D) Zymed hereby grants and Quinton accepts a non-exclusive, non-Royalty-bearing, paid-up, irrevocable license to incorporate, modify or otherwise transfer the right to use and license the technical information and publications, including the user and service manuals, and product specifications for the Arrhythmia Analysis package to a third party or an End User in the Territory.

      4(E) The termination or revocation of the licenses granted to Quinton above shall not affect the ability of Quinton, Affiliate Companies, third parties and/or End Users to continue using Products having Licensed Products therein which are properly licensed under this Agreement prior to termination, and termination also shall not affect the ability of Quinton and Affiliate Companies to continue providing customer support to its End Users or third parties who obtained Products having Licensed Products therein which were properly licensed under this Agreement prior to termination. Additionally, the termination or revocation of the licenses granted to Quinton above shall not affect the ability of Quinton, Affiliate Companies and/or End Users to transfer Products having Licensed Products therein for which a Royalty was previously paid to Zymed by Quinton or Affiliate Companies or for which an order has been received by Quinton or Affiliate Companies and for which a Royalty will be paid upon shipment of the Product having the Licensed Products therein.

      4(F) The termination or revocation of the licenses granted to Quinton above shall not affect the ability of Zymed to continue providing support to Quinton to enable Quinton to continue providing customer support to Affiliate Companies, third parties or its End Users who obtained Products having Licensed Products therein which are properly licensed under this Agreement prior to termination.

SECTION 5: ROYALTIES

      5(A) As consideration for the exercise of the license of the Licensed Product, maintenance of the Licensed Product and other rights granted herein from Zymed to Quinton, Quinton agrees to pay Zymed a Royalty of two hundred dollars ($200.00) for each unit of the Arrhythmia Analysis package of the Licensed Product sold, leased, sublicensed, or otherwise transferred to a third party or an End


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User ("Royalty") during the Term of this Agreement in the Territory. For the purpose of determining the amount of Royalty payments due hereunder, a unit shall be deemed to be sold, leased, sublicensed, or otherwise transferred to a third party or an End User when invoiced. Quinton agrees to invoice as soon as is customary. If no Licensed Product is operational in the Product when sold, leased, sublicensed, or otherwise transferred to the third party or End User, but is subsequently made available, altered or otherwise modified by Quinton to become operational or is subsequently added to a previously transferred Product, a Royalty shall then be payable when invoiced to the third party or End User by Quinton for such Licensed Product.

      5(B) As consideration for the exercise of the license of the Licensed Product, maintenance of the Licensed Product and other rights granted herein from Zymed to Quinton, Quinton agrees to pay Zymed a Royalty of fifty dollars ($50.00) for each unit of the Beat Detection and Classification package of the Licensed Product sold, leased, sublicensed, or otherwise transferred to a third party or an End User ("Royalty") during the Term of this Agreement in the Territory. For the purpose of determining the amount of Royalty payments due hereunder, a unit shall be deemed to be sold, leased, sublicensed or otherwise transferred to a third party or an End User when invoiced. Quinton agrees to invoice as soon as is customary. If no Licensed Product is operational in the Product when sold, leased, sublicensed, or otherwise transferred to the third party or End User, but is subsequently made available, altered or otherwise modified by Quinton to become operational or is subsequently added to the Product, a Royalty shall then be payable when invoiced to the third party or End User by Quinton for such Licensed Product.

      5(C) Within thirty (30) days of the written acceptance of the Licensed Product or the availability of the Licensed Product, whichever is later, Quinton may order from Zymed, engineering development and sales demonstration packages of the Licensed Product Royalty-Free as needed by Quinton for the development, maintenance, sale and promotion of the Licensed Product. Any Royalties due for the subsequent sale, license or other transfer of the Products to a third party shall be paid for by Quinton within thirty (30) days of any sale, lease, sublicense, or other transfer of the demonstration packages to a third party or an End User during the Term of this Agreement in the Territory upon the issuance of an invoice therefor.

      5(D) The Advanced Royalty payment referred to above in Section 3 above shall be offsettable in full against all Royalties due from Quinton for each unit of the Licensed Product sold,


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                                                                    Page 9 of 23


leased, sublicensed, or otherwise transferred to a third party or an End User in the Territory until the Advanced Royalty is fully recovered by Quinton. Thereafter, Quinton shall make quarterly payments to Zymed as set forth below for each unit of the Licensed Product sold, leased, sublicensed, or otherwise transferred to a third party or an End User in the Territory. In the event that Quinton terminates this Agreement pursuant to Section 10 hereof or if the initial term of the Agreement expires prior to the full recovery of the Advanced Royalty payment, Zymed shall refund any unrecovered Advanced Royalty amount within thirty (30) days of written request by Quinton.

      5(E)  Royalties shall be paid quarterly by Quinton to Zymed within thirty
(30) days of the end of each calendar quarter for each unit of the Licensed Product sold, leased, sublicensed, or otherwise transferred to a third party or an End User in the Territory. The check or other payment for all Royalties with respect to sales in the Territory shall be made payable to Zymed and mailed or otherwise transferred to Zymed as follows:

                           Gary E. Hutchinson
                           President and COO
                           Zymed Incorporated
                           20 North Aviador Street
                           Camarillo, CA 93010-8348

      5(F) In the event Zymed licenses any of the Licensed Products or related products and which are similar to Licensed Products in function and appearance to an End User to a third party for a lower royalty than that specified in Paragraph 5(A) or 5(B), the Royalty specified in Paragraphs 5(A) or 5(B) shall be reduced to equal this lower royalty to such third parties for all subsequent payments made by Quinton to Zymed.

      5(G) It is understood that this Agreement includes no obligation, express or implied, on the part of Quinton to continue the development of the Product, to sell any quantity or dollar volume of Licensed Products or Products or to do so in any set period of time.

SECTION 6: WARRANTIES

      6(A) Zymed represents and warrants to the best of its knowledge, as of the Effective Date of this Agreement, that the rights granted by Zymed to Quinton under this Agreement do not infringe


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any copyright, trade secret, patent or any other intellectual property right of any third party. Zymed further represents and warrants that Zymed is not aware of any copyright, trade secret, patent or other intellectual property right of a third party that is or would be infringed by any version of the Product, or Licensed Product when used individually or in combination with the Product.

      6(B) Zymed represents and warrants that it owns or has acquired all rights necessary to grant the licenses granted in Section 4 hereof and that all rights which are necessary for Quinton to incorporate each version of the Licensed Product into the Product are granted to Quinton by this Agreement.

      6(C) Zymed represents and warrants that each version of the Licensed Product provided hereunder will, when properly installed on the properly configured Product will execute its programming instructions.

      6(D) Zymed represents and warrants that each version of the Licensed Product will be and has been developed, and all services rendered hereunder shall be rendered in a workmanlike manner, with professional diligence and skill, and that all Licensed Products developed hereunder will function for the purposes that such Licensed Products were designed, and that all such Licensed Products were designed and will conform to the specifications, plans and descriptions therefor.

      6(E) Zymed represents and warrants that the Licensed Products, including the software therein, conform to the standards generally observed in the industry and to the best of Zymed's knowledge, shall be free from significant programming errors; the Licensed Products and Software therefore do not contain any feature that would impair or disable in any way the operations of the Licensed Products and Software and/or Product including, but not limited to, a virus, a trojan horse, a worm, a software lock and/or a drop dead device; and the media which embodies the Licensed Product are and will be free from physical defects.

      6(F) Each of the parties agrees to indemnify and hold harmless the other and its officers, directors, employees, and agents, and any of their respective Affiliate Companies, successors, heirs and assigns (the "Indemnities"), against any claim, demand, liability, damage, loss, judgment or expense (including reasonable attorneys' fees and expenses) incurred by or imposed upon the Indemnities to the extent arising out of the indemnifying party's actions, omissions, negligence or


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product defect (including without limitation actions in tort, warranty or strict liability), to the extent that it is held by a court of competent jurisdiction in a proceeding in which the indemnifying party is a party at the time of such holding, that the loss is due to the indemnifying party's actions, omissions, negligence, product defect or breach of any of the representations and warranties of this Section 6. Each of the parties shall notify the other in writing within ten (10) business days of any claim, demand, suit or action arising out of any activity hereunder, which is or it believes is likely to become the subject of the indemnity herein, and each shall cooperate as reasonably required in the defense of the matter, and the other shall bear the reasonable out-of-pocket cost of such cooperation. If a party elects in writing to indemnify the other party herein pursuant to this Section prior to a finding by a court of competent jurisdiction, the indemnifying party shall have sole control over any litigation or settlement of that matter unless the party to be indemnified elects not to be indemnified, in which case there shall be no obligation to indemnify and no duty to cooperate, and neither party shall have control over the defense or settlement of the matter. Neither party shall be required to pay any amount of any settlement to which it has not given its prior written consent.

      If the terms of this provision are in any way inconsistent with the rights to indemnification bestowed upon either party by the laws of a jurisdiction in which a claim for indemnification arises, the parties intend that this provision govern their respective rights. The parties further intend that this provision be solely for their mutual benefit and that of their Affiliate Companies and do not intend that any party other than their Affiliate Companies be a third-party beneficiary hereunder.

      6(G) Both parties represent and warrant that they have the right to disclose any Confidential Information transferred or disclosed to the other party hereunder.

SECTION 7: ROYALTY CALCULATION, REPORTS, RECORDS AND WITHHOLDING TAXES

      7(A) Quinton shall provide Zymed with Royalty reports indicating the amount of Advanced Royalties remaining (if any) and the Royalties paid or credited and units sold, leased or otherwise transferred at the same time as payments are made in accordance with Section 5 hereof. Quinton agrees to keep true and accurate records adequate to establish any Royalty payable under this Agreement and to permit an independent accounting organization chosen and compensated by Zymed, and reasonably acceptable to Quinton (which acceptance shall not be unreasonably withheld) to audit,


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on a confidential basis, said records once annually at reasonable times and upon reasonable notice, but only within a period of three (3) years after the Royalty period to which such records relate. In the event that such audit finds any annual payment by Quinton to be underpaid by at least 10%, then Quinton shall reimburse Zymed for the reasonable expenses of such audit. Any underpayment or overpayment shall be included or credited with the next payment under this Agreement.

      7(B) All taxes, assessments and fees of any nature levied by any governmental entity on the sale, lease, license or sublicense of, including or utilizing the Licensed Product shall be paid by Quinton for its accounts. If an income or other tax, fee or assessment may be levied on Zymed based on Royalty or other payments under this Agreement by any governmental entity and Quinton is legally required to withhold such income or other tax, fee or assessment from the payment of Royalty or other payments provided for in this Agreement, Quinton shall make such payment for the account of Zymed and furnish Zymed with a receipt for such payment.

SECTION 8: CONFIDENTIALITY

      8(A) Until the expiration of the Confidentiality Period, Quinton agrees to use the same degree of care as Quinton uses to protect its own confidential information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized disclosure, publication or dissemination of Zymed's confidential information. Quinton further agrees to limit the circulation of Zymed's confidential information to those employees, consultants or advisors of Quinton who have a need to know for purposes of evaluating or performing this Agreement. Quinton further agrees not to use Zymed's confidential information for any purpose other than authorized by this Agreement.

      8(B) Until the expiration of the Confidentiality Period, Zymed agrees to use the same degree of care as Zymed uses to protect its own confidential information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized disclosure, publication or dissemination of Quinton's confidential information. Zymed further agrees to limit the circulation of Quinton's confidential information to those employees, consultants or advisors of Zymed who have a need to know for purposes of evaluating or performing this Agreement. Zymed further agrees not to use Quinton's confidential information for any purpose other than authorized by this Agreement.


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      8(C)  This Agreement imposes no obligation upon Quinton with respect to confidential information that: (a) was in Quinton's possession before receipt from Zymed; (b) is or becomes a matter of public knowledge through no fault of Quinton; (c) is rightfully received by Quinton from a third party without a duty of confidentiality to Zymed; (d) is disclosed by Zymed to a third party without a duty of confidentially on the third party; (e) is independently developed by Quinton; (f) is disclosed under operation of law; or (g) is disclosed by Quinton with Zymed's prior written approval.

      8(D) This Agreement imposes no obligation upon Zymed with respect to confidential information that: (a) was in Zymed's possession before receipt from Quinton; (b) is or becomes a matter of public knowledge through no fault of Zymed; (c) is rightfully received by Zymed from a third party without a duty of confidentiality to Quinton; (d) is disclosed by Quinton to a third party without a duty of confidentially on the third party; (e) is independently developed by Zymed; (f) is disclosed under operation of law; or (g) is disclosed by Zymed with Quinton's prior written approval.

      8(E) Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or reexport any technical data, any products received from the other party, or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

      8(F) Upon expiration of the Confidentiality Period for any confidential information of either party, any use, disclosure, publication, and dissemination of the formerly confidential information is subject to any patent, copyright or other intellectual property right and/or license still in effect on the date of expiration.

SECTION 9: TECHNICAL SUPPORT

      9(A) Zymed shall provide, beginning with the Effective Date and continuing for a period of four (4) years beyond the termination or expiration of the Agreement, technical consultation to Quinton as may be reasonably required by Quinton to facilitate Quinton's understanding of the Licensed Products at Quinton's headquarters or other mutually agreeable facilities.


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      9(B)  As additional consideration for the Royalties set forth in Section 5 hereof, Zymed shall provide, beginning with the Effective Date of this Agreement and continuing during the term of this Agreement, consultation relating to product training to Quinton as may be reasonably required by Quinton to facilitate Quinton's understanding of the subject version of the Licensed Product.

      9(C) Should additional technical or other consultation be requested by Quinton of Zymed during times other than those set forth in Paragraphs 9(A) and 9(B) above, Zymed will use reasonable efforts to provide such consultation, consistent with Zymed's other business requirements.

      9(D) Zymed's obligation to provide any of the support set forth in Sections 9(A) and 9(B) hereof shall be provided at no charge for the first 160 hours during the first four years of this agreement. Should any request for such services be made later than four years after the effective date (regardless of whether a total of 160 hours has been used) Zymed shall be compensated at its then current rates for such services. Any request by Quinton for services as described herein that exceed 160 hours during the first four years of this agreement shall thereafter be paid at Zymed's then current support rates. Quinton shall at all times be responsible for authorized and documented travel and other related expenses upon prior written approval of Quinton and incurred by Zymed solely to provide the services requested.

      9(E) Quinton shall provide all direct customer service and direct customer support for the Products and Licensed Products. Coordination of all technical, product or other support in Section 9 hereof shall be through the Headquarters of Quinton.

      9(F) Zymed agrees to promptly provide Quinton with training and assistance to enable Quinton to train Quinton employees for troubleshooting Quinton and customer problems associated therewith. Zymed agrees to provide prompt error correction and product support for the Licensed Product, including any necessary error correction, anomaly, bug fixes and/or corrective software upgrades and revisions of the Licensed Products for any version then being held and/or utilized by Quinton, its representatives and Affiliate Companies and direct or indirect customers or End Users of Quinton at no charge during the Term of this Agreement and for a period of twelve months following the sale, lease or other transfer of the last unit of the then current version of the Licensed Product.


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                                                                   Page 15 of 23


      9(G) Zymed shall promptly provide, beginning with the Effective Date and continuing until the termination or expiration of the Agreement, all bug fixes and anomaly or error corrections which affect the operation or appearance of the Licensed Product without additional charge to Quinton.

      9(H) Zymed shall provide Quinton with any Enhancements, significant software upgrades and revisions, including additional or revised features based on reasonable Quinton or End User requests, or changes to accommodate new industry standards or operating platforms at no charge to Quinton for improvements in the features and functions that exist or are contemplated by the parties to be added to the Licensed Products at the time of the acceptance of the Licensed Products by Quinton. Thereafter, any Enhancements of the Licensed Product shall be at a mutually agreed upon fixed rate not to exceed two hundred percent of the applicable Royalty set forth in Section 5 hereof.

      9(I) Zymed shall use its best efforts to provide, beginning with the Effective Date and continuing until the termination or expiration of the Agreement, any Enhancements, substantial additional or revised features or improvements in the Licensed Products based on reasonable Quinton or End User requests, or any changes to accommodate new industry standards or operating platforms to Quinton to maintain the competitiveness of the Licensed Product in the applicable market.

      9(J) Zymed agrees to promptly enter all possible anomalies or reported bugs in the Licensed Products herein reported to Zymed by Quinton into Zymed's normal anomaly tracking and resolution process, and to provide a written report to Quinton on a monthly basis detailing Zymed's disposition of such possible anomalies or reported bugs.

SECTION 10: TERM AND TERMINATION

      10(A) This Agreement shall be effective upon the Effective Date specified at the beginning hereof and shall remain in force, unless otherwise terminated as provided herein, for an initial term of five (5) years from the Effective Date of this Agreement ("Initial Term"). This Agreement shall be automatically renewed for annual increments, unless either party notifies the other party in writing of its intent to terminate this Agreement in accordance with Paragraph 10(D) below.

      10(B) (i)   In the event that Quinton shall fail to comply with any of its material obligations under this Agreement after Zymed has given sixty (60) days written notice of such failure to Quinton, which notice shall fully specify the obligation with which Quinton has not complied, then Zymed, upon further written notice to Quinton, may terminate this Agreement thirty (30) days after such further written notice. In addition, Quinton shall remain obligated to pay any undisputed Royalties pursuant to Section 5 hereof that are due or owing prior to the date of such termination. Should it subsequently be determined that Quinton has breached this agreement, Quinton shall be obligated to pay all Royalties properly due hereunder.

            (ii) In the event that Zymed shall fail to comply with any of its material obligations under this Agreement after Quinton shall have given sixty
(60) days written notice of such failure to Zymed, which notice shall fully specify the obligation with which Zymed has not complied, then Quinton, upon further written notice to Zymed, may terminate this Agreement thirty (30) days after such further written notice. Any undisputed Royalties due or owing as a result of past or continuing transfers of the Licensed Product, in accordance with Paragraphs 5(A) and 5(B), shall continue to be paid to Zymed.

            (iii) Because the development and product support provided hereunder by Zymed and the obligations of Quinton set forth above are considered to be personal for the purposes of the bankruptcy laws, to the extent permitted by bankruptcy laws, either party shall have the right to terminate this Agreement in the event of the filing of a voluntary or involuntary petition of bankruptcy of the other party.

      10(C) In the event of termination of this Agreement by Quinton due to a breach of this Agreement by Zymed or the filing of voluntary or involuntary bankruptcy by Zymed, in accordance with Paragraph 10(B)(ii) or 10(B)(iii) hereof, Zymed shall release the rights to all Source Code of the Licensed Products and documentation therefor and the object code and documentation therefore to Quinton to enable Quinton to continue development of the Licensed Products and provide continued support to the End Users for the Licensed Products; and, at Quinton's sole option, Quinton may elect to continue to sell, offer to sell, lease, sublicense or otherwise transfer the Licensed Products to a third party or an End User provided that Royalties are paid to Zymed in accordance with Paragraphs 5(A) or 5(B) for a period of four (4) years following termination. Thereafter, Quinton's rights shall be deemed to be fully paid-up. Any release of the Source Code shall be in accordance with the terms and conditions set forth on Exhibit "B" attached hereto and incorporated herein by this reference.

      10(D) In the event that either party desires to terminate this Agreement without cause after the Initial Term of this Agreement, The party desiring to terminate this Agreement shall provide the other party with written notice of its intent to terminate this Agreement. Any such written notice shall be effective two (2) years from the date of receipt of such notice or two years following the Initial Term, whichever is later.

SECTION 11: SOFTWARE DELIVERY AND COPYING

      11(A) As set forth in Section 2 hereof, Zymed shall deliver each version of the Arrhythmia Analysis package and the Beat Detection and Classification package to Quinton for testing, acceptance by Quinton and for incorporation into the Product promptly after the completion of each version of the Licensed Product. When upgrades or Enhancements to the Licensed Products are developed by Zymed, or when demonstration unit or production unit upgrades are conducted by Quinton, Zymed shall provide Quinton with the necessary upgrades or Enhancements for each version of the Arrhythmia Analysis package and the Beat Detection and Classification package to reflect the most current configuration of the Licensed Products as well as to provide support for the then current version of the existing Licensed Product.

      11(B) Within one hundred and twenty (120) days of receipt of each version of the Arrhythmia Analysis package and the Beat Detection and Classification package from Zymed, Quinton shall complete all V&V and performance testing on the Licensed Products to determine if each version of the Arrhythmia Analysis package and the Beat Detection and Classification package meets or exceeds the Product Specification and Functional Specification for the Licensed Product. All such testing shall be performed by Quinton in accordance with the V&V plan and performance testing developed for the Licensed Product. In the event that each version of the Arrhythmia Analysis package and the Beat Detection and Classification package fails to meet or exceed the Product Specification and Functional Specification for the Licensed Products or the software contains one or more Showstopper or High errors or five (5) or more Medium errors, Quinton shall promptly notify Zymed of the results of the testing and identify with reasonable specificity, the reason or reasons for the failure. Zymed shall thereafter use its best efforts to revise or correct the Licensed Product and/or affected Software within thirty (30) calendar days of Zymed receipt of the notice of failure from Quinton. In the event that Zymed is unable to revise or correct the Licensed Product and/or the affected Software within the thirty

(30) calendar days time period, the parties shall attempt to reach agreement on a mutually acceptable alternate development schedule. If Zymed and Quinton are unable to reach agreement on a mutually acceptable alternate development schedule, this Agreement shall be immediately terminated. The Licensed Product and all related documentation shall be immediately returned to Zymed with no further obligation for the payment of Royalties under Section 5 hereof and Zymed shall immediately refund the entire Advanced Royalty set forth in Section 3(A). In the event that Zymed revises or corrects the Licensed Product and/or the affected software within the time period set forth above, Quinton shall again complete all V&V and performance testing on the revised or corrected Licensed Product within one hundred and twenty (120) days of Quinton's receipt thereof. In the event that the Licensed Product and/or the affected software fails to meet the Product Specification and Functional Specification for the Licensed Product or the affected software contains one or more Showstopper or High errors or five (5) or more Medium errors, Quinton shall promptly notify Zymed of the results of the testing and identify, with reasonable specificity, the reason or reasons for the failure. Zymed shall thereafter promptly forward all documentation for the Product and Licensed Product to Quinton, and this Agreement shall be immediately terminated.

      11(C) As referred to herein, a "Showstopper" error is a defect which causes the computer to abnormally exit (i.e., system crash), corrupt patient data, report incorrect information, or does not function similar to previous or independent versions of the Product. The probability of occurrence of this type of error may be frequent. A "High" error shall mean a defect causing the computer to abnormally exit (i.e., system crash) or corrupt patient data. The probability of occurrence of this type of error may be probable. A "Medium" error shall mean a defect which affects user preference issues or defects which will not result in patient injury. The probability of occurrence of this type of error is remote. A "Low" error shall mean a defect which is not related directly to patient care and will not result in patient injury. The probability of occurrence of this type of error is remote. A "could not reproduce" error shall mean a defect which was reported but could not be reproduced during site and engineering laboratory testing.

      11(D) The Source Code and all documentation and technical information reasonably necessary for Quinton to maintain, modify and enhance the Product or Licensed Product, as well as any firmware, Object Code and software drivers for the Product or Licensed Product, not previously provided to Quinton shall be provided to Quinton upon the completion of the acceptance testing referred to in

Section 11(B) or within five (5) days of the termination of this Agreement in accordance with Section 10(C).

SECTION 12: PUBLICATION AND NOTICES

      12(A) Quinton is allowed to refer to Zymed as the source of the Licensed Product in all literature or other materials that relate or refer to the Licensed Products, provided such reference is done in a factual and not misleading manner.

      12(B) Quinton agrees to provide an appropriate copyright notice in the Software of the Licensed Product.

SECTION 13: RECALLS

      13(A) If either party determines that it is necessary to recall any product incorporating the Licensed Product, it shall immediately notify the other party.

      13(B) Prior to commencing any such recall, the parties shall review with one another the need for a recall; the manner in which the recall is to be carried out; and any instructions or suggestions with respect to notification of the applicable regulatory authorities.

      13(C) If, at Zymed's sole discretion, Zymed initiates any recall of the Licensed Product that necessitates a recall of the Product or Licensed Product, Zymed shall implement such recall on behalf of Quinton at Zymed's expense.

      13(D) If, at Quinton's sole discretion, Quinton initiates any recall of the Product that necessitates a recall of the Product or Licensed Product, Quinton shall implement such recall on behalf of Zymed at Quinton's expense.

      13(E) If it is determined by either party that it is necessary or advisable to initiate any recall of the Products or Licensed Products due to a cause related to the Licensed Product and not solely related to the Product, Zymed or Quinton shall implement such recall on behalf of Quinton and Zymed at Zymed's expense.

SECTION 14: LITIGATION

      14(A) Zymed agrees to, at its expense, defend and indemnify Quinton together with its officers, directors, employees, agents, insurers, Affiliate Companies and customers, for actions based on any claim that the Licensed Product alone or used in combination with Product, infringes any patents, copyrights, trade secrets, or other intellectual property rights, and to pay all costs associated therewith, including attorney's fees, and damages finally awarded in any such suit by a court of competent jurisdiction. Zymed shall be notified promptly in writing of the suit and Zymed will, at its expense, control the suit and receive reasonable assistance from Quinton in defending the suit.

      14(B) In the event that any version of the Licensed Product alone or in combination with Product is enjoined from use and/or sale as a result of such suit, Zymed additionally agrees, at its expense, to use its best efforts to i) obtain for Quinton the right to use and/or sell the enjoined Licensed Product or combined Product at no additional expense to Quinton; ii) substitute a non-infringing Licensed Product or Product which is acceptable to Quinton having equivalent or greater functions, features and efficiency; or refund one fourth of the Royalty payments paid during the previous four (4) calendar years and all of Advanced Royalty not yet credited against Royalties.

      14(C) Quinton agrees to, at its expense, defend and indemnify Zymed together with its officers, directors, employees, agents, insurers, Affiliate Companies and customers, for actions based on any claim that the Product apart from the Licensed Product, infringes any patents, copyrights, trade secrets, or other intellectual property rights, and to pay all costs associated therewith, including attorney's fees, and damages finally awarded in any such suit by a court of competent jurisdiction. Quinton shall be notified promptly in writing of the suit and Quinton will, at its expense, control the suit and receive reasonable assistance from Zymed in defending the suit.

SECTION 15: MISCELLANEOUS

      15(A) The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement.

      15(B) No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

      15(C) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to its conflict of laws provisions and the courts of which shall have exclusive jurisdiction over any dispute arising hereunder.

      15(D) This Agreement and any Attachments or Exhibits hereto constitute the entire agreement between the parties. No change, waiver or discharge hereof shall be valid unless it is in writing and is executed by both parties.

      15(E) In the event that performance of this Agreement or any obligation hereunder, other then payment of money as herein provided by either party is prevented, restricted or interfered with by reason of any cause not within the control of the respective party, and which could not by reasonable diligence have been avoided by such party, the party so affected, upon giving prompt notice to the other party, as to the nature and probable duration of such event shall be excused from such performance to the extent and for the duration of such prevention, restriction or interference, provided that the party so affected shall use reasonable efforts to avoid or remove such cause of non-performance and shall fulfill and continue performance hereunder with the utmost dispatch and whenever and to the extent such cause or causes are removed provided that such prevention, restriction or interference shall not exceed four
(4) months from the interruption of the performance or obligation. For the purpose of the present paragraph, but without limiting the generality thereof, the following shall be considered as not within the control of the respective party: acts of God, acts or omissions of a governmental agency, compliance with requests, recommendations, rules, regulations or orders of any governmental authority or any officer, department, agency, or instrument thereof, flood, storm, earthquake, fire, war, riots, insurrection, accidents, acts of the public enemy, invasion, quarantine restrictions, strike, lockout, differences with workmen, embargoes, delays or failure in transportation and acts of a similar nature.

      15(F) Should one of the provisions of this Agreement become or prove to be null and void, such will be without effect on the validity of this Agreement as a whole. Both parties will, however, endeavor to replace the void provision by a valid one which in its economic effect is most consistent with the void provision.

      15(G) Under this Agreement, if one party is required to give notice to the other, such notice shall be deemed given if mailed by U.S. mail, first class, postage prepaid, and addressed as first indicated on page 1 hereof unless otherwise provided for herein.

      15(H) Quinton and Zymed are each independent contractors and not joint venturers, partners, agents, employer, or employee of each other. All obligations associated with business are the sole responsibility of Zymed, and all obligations associated with Quinton's business are the sole responsibility of Quinton. Neither party shall have the authority to act for or bind the other party in any manner.

      15(I) This Agreement may not be assigned by either party to a third party without the written consent of the other party, which shall not be unreasonably withheld except that Quinton may transfer or assign its rights hereunder to any of its Affiliate Companies or along with the sale or assignment of the entire company or the product line to which this Agreement relates.

      15(J) This Agreement shall be binding upon and shall inure to the exclusive benefit of the respective parties, their legal representatives, successors, or permitted assigns. This Agreement is not intended to, nor shall it, create any right in any other party.

      IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as shown below.

ZYMED INCORPORATED                        QUINTON INSTRUMENT COMPANY

  /s/ Gary E. Hutchinson       1/27/98     /s/ Steven C. Tallman         1/27/98
--------------------------------------    --------------------------------------
Gary E. Hutchinson                Date    Steven C. Tallman                 Date
President                                 President